Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		October 26, 2016
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS THIRD QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter of 2016 and the nine months ended September 30, 2016.
Net sales for the third quarter ended September 30, 2016 were $237.2 million compared to $262.8 million during the third quarter of 2015. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 1.0% in the third quarter of 2016 versus the third quarter of 2015. Aluminum unit volume was up 4.0% in the third quarter of 2016 versus the third quarter of 2015. Aluminum building wire sales constituted 10.6% of net sales dollars for the third quarter of 2016 versus 10.5% in the third quarter of 2015. The average selling price of wire per copper pound sold dropped 10.7% in the third quarter of 2016 versus the third quarter of 2015, driving the decrease in net sales dollars. Copper wire sales prices declined primarily due to the lower price of copper purchased, which declined 10.9% versus the third quarter of 2015. Net income for the third quarter of 2016 was $6.0 million versus $14.5 million in the third quarter of 2015. Fully diluted net earnings per common share were $0.29 in the third quarter of 2016 versus $0.70 in the third quarter of 2015. The third quarter of 2016 includes a non-recurring charge to selling, general and administrative expenses of $1.6 million or $0.05 of net earnings per share, while the third quarter of 2015 included a net tax refund of $0.3 million.

Net sales for the nine months ended September 30, 2016 were $701.5 million compared to $766.8 million during the same period in 2015. The average selling price of wire per copper pound sold dropped 14.6%, while copper unit volume sold increased 6.5% in the nine months ended September 30, 2016 versus the nine months ended September 30, 2015. Copper wire sales prices followed the price of copper purchased, which declined 18.0%. Aluminum building wire sales constituted 10.3% of net sales dollars for the nine months ended September 30, 2016 versus 9.8% in the nine months ended September 30, 2015. Net income for the nine months ended September 30, 2016 was $22.4 million versus $36.7 million in the same period in 2015. Fully diluted net earnings per common share were $1.08 for the nine months ended September 30, 2016 versus $1.76 in the same period in 2015.
On a sequential quarter comparison, net sales for the third quarter of 2016 were $237.2 million versus $238.8 million during the second quarter of 2016. Sales dollars decreased due to a 2.4% unit volume decrease of copper building wire sold, offset by a 0.9% increase in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices increased slightly due to an increase of 0.7% in the price of copper purchased. Net income for the third quarter of 2016 decreased to $6.0 million versus $7.8 million in the second quarter of 2016. Fully diluted net income per common share was $0.29 in the third quarter of 2016 versus $0.38 in the second quarter of 2016.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “Looking at the third quarter results, there are some key items to note. Unit volumes were up 1.0% in copper pounds shipped and 4.0% in aluminum pounds shipped over the third quarter of last year. Margins, however, declined in both copper and aluminum wire sales. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That copper spread decreased 10.3% in the third quarter of 2016 versus the third quarter of 2015, but increased 1.3% on a sequential quarter comparison. The copper spread contracted 10.3% as the average price of copper purchased decreased 10.9% in the third quarter of 2016 versus the third quarter of 2015, and the average selling price of wire sold decreased 10.7%. Bear in mind, the percentage drops on sales are on a higher nominal dollar amount than on purchases and therefore spreads drop on a nominal dollar basis. Aluminum spreads were down 17.9% in the third quarter of 2016 versus the third quarter of 2015 and 3.6% in the third quarter of 2016 versus the second quarter of 2016.

The margin declines were due to the competitive pricing environment in the industry. We have previously noted that the timing of price increases by the industry is critical and that announcing price increases just ahead of a week of soft copper commodity prices can result in these price increases having difficulty gaining traction. While this is usually true, there are two other competitive factors currently at work in the market. First, our largest competitor announced the purchase of a smaller competitor during the quarter. While these industry consolidations generally lead to better industry margin discipline in the long term, in the short term it can lead to erratic pricing if the selling company pumps sales volumes into the market pre-sale and then dumps its remaining inventory into the market post-sale. In addition, we believe a different, financially stressed competitor, has been acting erratically in the aluminum wire market. We believe both of these factors have impacted our spreads negatively.
We also took a non-recurring write down of assets in the quarter that affected EPS by $0.05 per share. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year, although we are steering through headwinds generated by concern about the national political landscape and other factors.
We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $79.9 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the third quarter results on Thursday, October 27, 2016 at 10:00 am CDT. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 888-517-2485, and the pin code is 8140369#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 8140369#, until November 26, 2016. A replay of this conference call will also be accessible in the investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.

The Company has reconciled EBITDA with net income for fiscal years 1996 to 2015 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
In Thousands	2016	2015	2016	2015
Net Income	$5,999	$14,511	$22,437	$36,652
Income Tax Expense	3,107	7,779	11,431	19,200
Interest Expense	60	63	177	187
Depreciation and Amortization	4,078	4,124	13,008	11,972
EBITDA	$13,244	$26,477	$47,053	$68,011

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current Assets
Cash	$79,927	$79,152
Receivables, net	183,531	186,065
Inventories	94,415	95,254
Prepaid Expenses and Other	8,508	9,684
Total Current Assets	366,381	370,155
Property, Plant and Equipment, net	277,905	254,768
Other Assets	193	3,193
Total Assets	$644,479	$628,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$22,204	$28,743
Accrued Liabilities and Other	30,044	33,972
Total Current Liabilities	52,248	62,715
Long Term Liabilities
Non-Current Deferred Income Taxes	30,583	26,762
Total Long Term Liabilities	30,583	26,762
Total Liabilities	82,831	89,477
Stockholders’ Equity
Common Stock	268	267
Additional Paid in Capital	54,837	53,024
Treasury Stock	(91,056)	(91,056)
Retained Earnings	597,599	576,404
Total Stockholders’ Equity	561,648	538,639
Total Liabilities and Stockholders’ Equity	$644,479	$628,116

Encore Wire Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015

Net Sales	$237,168	100.0%	$262,756	100.0%	$701,543	100.0%	$766,766	100.0%
Cost of Sales	209,350	88.3%	224,421	85.4%	614,951	87.7%	663,095	86.5%
Gross Profit	27,818	11.7%	38,335	14.6%	86,592	12.3%	103,671	13.5%

Selling, General and Administrative Expenses	18,721	7.9%	16,063	6.1%	52,756	7.5%	47,952	6.3%
Operating Income	9,097	3.8%	22,272	8.5%	33,836	4.8%	55,719	7.3%

Net Interest & Other Expense	(9)	—%	(18)	—%	(32)	—%	(133)	—%
Income before Income Taxes	9,106	3.8%	22,290	8.5%	33,868	4.8%	55,852	7.3%

Income Taxes	3,107	1.3%	7,779	3.0%	11,431	1.6%	19,200	2.5%
Net Income	$5,999	2.5%	$14,511	5.5%	$22,437	3.2%	$36,652	4.8%

Basic Earnings Per Share	$0.29		$0.70		$1.08		$1.77
Diluted Earnings Per Share	$0.29		$0.70		$1.08		$1.76
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,704		20,716		20,696		20,726
Diluted	20,775		20,774		20,763		20,797
Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06